EXHIBIT 99.1

Contact: Scott Drill, President and CEO
(763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports Fourth Quarter Operating Loss of

$(608,000) on Soft POPS Revenue; 2008 Revenue Growth Outlook Still Strong

MINNEAPOLIS – February 20, 2008 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $4,936,000 for the fourth quarter ended December 31, 2007, a decrease of 10.4%, compared to net sales of $5,507,000 for the fourth quarter of 2006. The net income for the fourth quarter of 2007 was $1,625,000 or $0.10 per share, compared to a net income of $580,000, or $0.04 per share, for the fourth quarter of 2006. The net income for the fourth quarter of 2007 included a tax benefit of $2,131,000 related to the reduction of the valuation allowance against deferred tax assets. The operating loss of $(608,000) for the fourth quarter of 2007 compared to operating income of $563,000 for the fourth quarter of 2006. Insignia Point-of-Purchase Services® (POPS) revenue for the fourth quarter was $4,308,000, a decrease of 12.5%, compared to the fourth quarter 2006 POPS revenue of $4,925,000.

For the year ended December 31, 2007, net sales were $24,431,000, an increase of 11.6%, compared to net sales of $21,894,000 for 2006. The net income for the year ended December 31, 2007 was $2,343, 000 or $0.15 per basic share ($0.14 per fully diluted share), compared to $2,396,000, or $0.16 per basic share ($0.15 per fully diluted share) period in 2006. The net income for the year ended December 31, 2007 included the tax benefit of $2,131,000 related to the reduction of the valuation allowance against deferred tax assets. Net income for the year ended December 31, 2007 also included warrant expense of $1,521,000 related to a one-time non-cash charge for a warrant issued in the third quarter of 2007 to Valassis Communications, Inc. for expansion of its strategic alliance with Insignia to include development and integration of new retailer relationships. The warrant expense of $1,521,000 was increased by $552,000 from the previously reported $969,000 of expense as the result of revised assumptions used in the calculation of the fair value of the warrant. An amended Form 10-Q for the third quarter of 2007 will be filed with the SEC to reflect this increase in the warrant expense from that originally reported. Factoring out the warrant expense and the income tax benefit, net income for the year would have been

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

February 20, 2008	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 2

$1,755,000 or $0.11 per share on both a basic and fully diluted basis. Insignia POPS revenue for the year ended December 31, 2007 was $21,589,000, an increase of 12.3%, compared to POPS revenue of $19,219,000 for 2006.

CEO Scott Drill commented, “After achieving POPS revenue growth in each of the first three quarters of 2007, we were disappointed with the softness our POPS business experienced in the fourth quarter. However, our 2008 outlook continues to be strong. We currently have POPS customer orders of approximately $5,800,000 for the first quarter with roughly two weeks of selling time left. For the year, booked revenue is 25% ahead of what it was a year ago.

Our relationship with Valassis is excellent. Although the retail distribution recruitment efforts have not produced results as quickly as hoped, we are still optimistic we will be successful in building the size of our network. Last week we signed a new agreement with Hy-Vee, Inc. which is a chain of 223 stores based in Iowa.”

Drill continued, “On the legal front, the schedule now calls for us to be trial ready December 12, 2008. The slippage in the schedule was due primarily to the sheer volume of documents being exchanged. As has been the case from the start, we continue to be optimistic about the prospects for our affirmative claims and our defense of the counterclaims. Legal expense for the fourth quarter of 2007 was $495,000 versus $310,000 in the fourth quarter of 2006. Our cash position at December 31, 2007 was $7,393,000, up from $6,875,000 on September 30, 2007 and $3,785,000 on December 31, 2006.”

Conference Call

The Company will host a conference call today, February 20, at 4:00 p.m. Central Time. To access the live call, dial 877-795-3647. The conference code is 2574664. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call for 10 days. To access the replay, dial 888-203-1112 and reference the passcode 2574664.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

February 20, 2008	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 3

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,000 chain retail supermarkets and drug stores, including A&P, Kroger and Safeway. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Reckitt Benckiser, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2006 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com

February 20, 2008	Insignia Systems, Inc. Reports Fourth Quarter Results	Page 4

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007		2006

Net Sales	$4,936,000	$5,507,000	$24,431,000		$21,894,000
Cost of Sales	2,520,000	2,473,000	10,889,000		10,054,000
Gross Profit	2,416,000	3,034,000	13,542,000		11,840,000
Operating Expenses:
Selling	1,369,000	1,223,000	5,664,000		4,838,000
Marketing	360,000	297,000	1,412,000		1,051,000
Warrant expense (Selling & Marketing)	—	—	1,521,000	(1)	—
General & administrative	1,295,000	951,000	4,864,000		3,637,000

Operating Income (Loss)	(608,000)	563,000	81,000		2,314,000
Other Income, net	64,000	17,000	153,000		82,000	(2)

Income (Loss) before Taxes	(544,000)	580,000	234,000		2,396,000
Income Tax Benefit	2,169,000	—	2,109,000		—

Net Income	$1,625,000	$580,000	$2,343,000		$2,396,000

Net Income per Share
Basic	$0.10	$0.04	$0.15		$0.16
Diluted	$0.10	$0.04	$0.14		$0.15

Shares used in calculation of net income per share:
Basic	15,539,000	15,150,000	15,411,000		15,093,000
Diluted	16,220,000	15,917,000	16,186,000		15,556,000

(1)

Reflects the adjustment of a one-time non-cash charge related to a warrant issued in the third quarter to Valassis Communications, Inc. for the development and integration of new retailer relationships. The $552,000 increase in expense from the previously reported $969,000 of expense was the result of revised assumptions used in the calculation of the fair value of the warrant.

(2)	Includes $100,000 related to the settlement with the founder of VALUStix.

SELECTED BALANCE SHEET DATA

	December 31, 2007	December 31, 2006
Cash and cash equivalents	$7,393,000	$3,785,000
Working capital	7,751,000	5,017,000
Total assets	13,340,000	8,583,000
Total liabilities	3,663,000	3,721,000
Shareholders’ equity	9,677,000	4,862,000

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Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222

http://www.insigniasystems.com • email: info@insigniasystems.com